Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 2 to Form S-1 of Fortress Transportation and Infrastructure Investors LLC of our report dated February 24, 2014 except for the change in the reportable segment key performance measure as discussed in Note 14, as to which the date is October 7, 2014, relating to the financial statements of Fortress Transportation and Infrastructure Investors LLC, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

October 7, 2014